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                                                                    EXHIBIT 23.3




               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 29, 2001 (except for the discussion of the Series E and Series F convertible preferred stock in Note 6 as to which the date is November 7, 2001), with respect to the financial statements of Icarian, Inc. as of and for the year ended December 31, 2000, included in the Current Report on Form 8-K/A of Workstream Inc. filed with the Securities and Exchange Commission on September 13, 2002 and incorporated by reference in this Amendment No. 1 to the Registration Statement (Form F-3 No. 333-101502).



                                                        /s/ Ernst & Young LLP
                                                        ------------------------

Palo Alto, California
January 16, 2003